Exhibit 99-3
Exhibit 99-3

Name:	MetLife Reinsurance Company of Charleston, Trust B***

Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder Assistant General Counsel Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Highland Credit Strategies Fund (“HCF”)

Date of Event Requiring Statement:	April 16, 2010

Signature: /s/ Daniel F. Scudder
Daniel F. Scudder, Assistant General Counsel

***	MetLife Reinsurance Company of Charleston, Trust B as direct owner/purchaser of $15,000,000 Floating Rate Series A Senior Unsecured Note Due April 16, 2015 by Metropolitan Life Insurance Company, the indirect owner and investment manager